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                                                                    EXHIBIT 23.3

                       Independent Accountants' Consent

The Board of Directors
PepsiAmericas, Inc.:

We consent to incorporation by reference in this registration statement on Form S-3 of PepsiAmericas, Inc. (formerly known as Pepsi-Cola Puerto Rico Bottling Company) (the Company) relating to the consolidated balance sheet of the Company as of September 30, 1997, and the related consolidated statements of income/
(loss), shareholders' equity and cash flows for each of the years in the two-year period ended September 30, 1997, and schedule which report appears in the December 31, 1998 Transition Report on Form 10-K of the Company.

We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

                                   /s/ KPMG LLP
                                   KPMG LLP

San Juan, Puerto Rico
October 29, 1999